Exhibit 99.1

TRW Automotive
12025 Tech Center Drive
News Release	Livonia, Mich. 48150 USA

For Immediate Release	Contact:
John Wilkerson/TRW North America
734.855.3864
Lynette Jackson/TRW Europe/Asia
44.121.506.5315
Michael Gambrell Joins TRW Automotive Board of Directors
LIVONIA, Mich., November 12, 2008 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced the election of Michael Gambrell to the company’s board of directors. The appointment is effective immediately and will fill the vacancy existing on TRW’s nine member board.
Mr. Gambrell currently serves as Executive Vice President of Basic Plastics and Chemicals for The Dow Chemical Company, a position he has held since 2005. In addition Mr. Gambrell is responsible for Dow’s Global Manufacturing and Engineering Organization, has executive oversight for Dow’s activities in India, the Middle East and Africa, and is a member of Dow’s Executive Leadership Committee, its Business Operations Committee and its Management Committee. He is an ex officio member of Dow’s Board of Director’s Environmental, Health, and Safety Committee. He has been with Dow in various roles of increasing responsibility since 1976.
Mr. Gambrell currently serves as a board member and past Chairman of the Governing Council for the World Chlorine Council and is a board and executive committee member of the National Association of Manufacturers and a member of the US-India Business Council and the University of Michigan Engineering Advisory Council. He holds a bachelor’s degree in chemical engineering from the Rose Hulman Institute of Technology.
About TRW
With 2007 sales of $14.7 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 27 countries and employs more than 66,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.